Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-194030) of Berry Plastics Group, Inc., and
(2)	Registration Statement (Form S-8 No. 333-184522) pertaining to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan;

of our reports dated November 24, 2014, with respect to the consolidated financial statements of Berry Plastics Group, Inc. and the effectiveness of internal control over financial reporting of Berry Plastics Group, Inc. included in this Annual Report (Form 10-K/A) of Berry Plastics Group, Inc. for the year ended September 27, 2014.

/s/ Ernst and Young LLP

Indianapolis, Indiana
February 2, 2015